DIAMOND HILL INVESTMENT GROUP, INC.
2025 EQUITY AND CASH INCENTIVE PLAN
The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees and directors, and enable Participants to participate in the Company’s long-term growth and financial success.
ARTICLE I
DEFINITIONS
When used in the Plan, the following capitalized words, terms, and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term, or phrase shall include any and all of its other forms and the terms “including” and “include” shall in all cases mean “including, without limitation” and “include, without limitation”, respectively.
1.1    “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.
1.2    “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.
1.3    “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Cash-Based Award granted pursuant to the Plan.
1.4    “Award Agreement” shall mean any written or electronic agreement, notice, or instrument (in such form as approved by the Committee) evidencing an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.
1.5    “Board” shall mean the Board of Directors of the Company.
1.6    “Cash-Based Award” shall mean a long-term Award granted pursuant to Article IX of the Plan.
1.7    “Cause” shall mean: (a) cause as defined in the related Award Agreement, (b) if not defined in the related Award Agreement, cause as defined in any employment agreement between the Participant and the Company or any Affiliate, and (c) if not defined in the related Award Agreement or in an employment agreement as described in clauses (a) and (b), respectively, a Participant’s: (i) willful and continued failure to substantially perform the Participant’s assigned duties; (ii) gross misconduct; (iii) breach of any term of any agreement with the Company or any Affiliate, including the Plan and any Award Agreement; (iv) conviction of (or plea of no contest or nolo contendere to): (A) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity, or (B) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Company, any Affiliate, or any client of the Company or any Affiliate; or (v) violation of the Company’s code of conduct, Code of Ethics, Insider Trading Policy or any other policy of the Company or any Affiliate that applies to the Participant. Notwithstanding the foregoing, “Cause” will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence approved by the Company.
1.8    “Change in Control” shall mean: (A) change in control as defined in any employment agreement between the Participant and the Company or any Affiliate, or (B) if not defined in an employment agreement as described in clause (A), the occurrence of any of the following:
(a)    Any transaction or series of transactions, whereby any person (as that term is used in Section 13 and 14(d)(2) of the Act), is or becomes the beneficial owner (as that term is used in Section 13(d) of the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided, that for purposes of this paragraph, the term “person” will exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate; and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership in the Company;
(b)    Any merger, consolidation, other corporate reorganization, or liquidation of the Company in which the Company is not the continuing or surviving corporation or entity or pursuant to which Shares would be converted into cash, securities, or other property, other than: (i) a merger or consolidation with a wholly-owned subsidiary; (ii) a reincorporation of the Company in a different jurisdiction; or (iii) any other transaction in which there is no substantial change in the stockholders of the Company;
(c)    Any merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization;
(d)    The sale, transfer, or other disposition of all or substantially all of the assets of the Company in one transaction or a series of transactions; or
(e)    A change or series of related or unrelated changes in the composition of the Board, during any twenty-four (24) month period beginning on the Effective Date, as a result of which fewer than fifty percent (50%) of the incumbent directors are directors who either (i) were Original Directors, or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.
Notwithstanding the foregoing, the following transactions will not constitute a “Change in Control”: (i) any transaction the sole purpose of which is to change the state of incorporation of the Company or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (ii) with respect to any Award that is subject to Section 409A of the Code and for which no exception applies, any transaction or event described above that does not also constitute a “change in control event” within the meaning of Section 409A of the Code.
1.9    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Where appropriate, a reference to the Code shall also include the applicable Treasury Regulations and other official guidance promulgated thereunder.
1.10    “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least: (a) two (2) directors, each of whom is a “non-employee” director within the meaning of Rule 16b-3 under the Act; and (b) one “independent director” under the rules of the exchange on which the Shares are then listed.
1.11    “Company” shall mean Diamond Hill Investment Group, Inc., an Ohio corporation, and any successor thereto.
1.12    “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.
1.13    “Disability” shall mean:
(a)    With respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code; and

(b)    With respect to any other Award, unless otherwise provided in the related Award Agreement: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or any Affiliate; or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
1.14    “Effective Date” shall mean the effective date of the Plan as set forth in Article XVI.
1.15    “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.
1.16    “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:
(a)    If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;
(b)    If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or
(c)    If neither (a) nor (b) applies: (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder; and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.
1.17    “Grant Date” shall mean the date on which any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Cash-Based Award is granted pursuant to the Plan.
1.18    “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.
1.19    “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.
1.20    “Option” shall mean an option to purchase Shares that is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.
1.21    “Original Director” shall mean a person who was a director of the Company on the later of: (a) the Effective Date, or (b) the date twenty-four (24) months prior to the date of an event that may constitute a Change in Control.
1.22    “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.
1.23    “Participant” shall mean an Employee or Director who is granted an Award under the Plan.

1.24    “Performance-Based Award” shall mean an Award described in Article X of the Plan.
1.25    “Performance Criteria” shall mean any performance criteria determined by the Committee in its sole discretion.
1.26    “Plan” shall mean the Diamond Hill Investment Group, Inc. 2025 Equity and Cash Incentive Plan, as set forth herein and as may be amended from time to time.
1.27    “Pre-existing Plan” shall mean the Diamond Hill Investment Group, Inc. 2022 Equity and Cash Incentive Plan. Upon approval of the Plan by the Company’s shareholders, no further awards will be issued under the Pre-existing Plan, although the Pre-existing Plan will remain in effect after the Company’s shareholders approve the Plan for purposes of determining any Participant’s right to awards issued under the Pre-existing Plan before that date.
1.28    “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan.
1.29    “Retirement” shall mean: (a) retirement as defined in the related Award Agreement; (b) if not defined in the related Award Agreement, retirement as defined in any employment agreement between the Participant and the Company or any Affiliate; or (c) if not defined in the related Award Agreement or in an employment agreement as described in clauses (a) and (b), respectively, a Participant’s voluntary termination of employment that is determined to constitute a “retirement” by the Committee.
1.30    “Shares” shall mean the common shares, without par value, of the Company or any security of the Company issued in satisfaction, exchange or in place of these shares.
1.31    “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan.
1.32    “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock or economic interests of such corporation or entity.
ARTICLE II
SHARES SUBJECT TO THE PLAN
2.1    Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 225,000, all of which may be granted with respect to Incentive Stock Options. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose, or Shares purchased by the Company or an independent agent in the open market for such purpose. Subject to this Article II, upon a grant of an Award, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the maximum number of Shares potentially subject to issuance upon exercise or settlement of such Award. Any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 of the Plan shall be added back to the Plan in an amount equal to such number of Shares.
2.2    Share Usage. In addition to the number of Shares provided for in Section 2.1 of the Plan, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered, or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that is settled in cash only; and (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition, or other corporate transaction involving such company and the Company or any of its Affiliates. Notwithstanding anything in the Plan to the contrary, in no event shall the following Shares again become available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an Option or a Stock Appreciation Right that is settled in Shares; (ii) Shares tendered or withheld to pay the exercise price of an Award; (iii) Shares tendered or withheld to pay the withholding taxes related to an Award; and (d) Shares repurchased on the open market with the proceeds of an Option exercise.
2.3    Exception to Minimum Vesting Requirements. Notwithstanding anything in the Plan to the contrary: (a) the Committee may grant Awards covering up to five percent (5%) of the Shares available for issuance pursuant to Section 2.1 of the Plan, without regard to the minimum vesting requirements of Sections 5.5, 6.5, 7.3(a), and 8.1 of the Plan, and (b) for purposes of Awards to Directors, the vesting period will be deemed to be one (1) year if such vesting period runs from the date of one annual meeting of shareholders of the Company to the next annual meeting of shareholders of the Company; provided that, such annual meetings are at least fifty (50) weeks apart.
2.4    Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Shares, or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares, and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.4 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.
ARTICLE III
ADMINISTRATION
3.1    In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend, and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) determine the type or types of Awards to be granted to a Participant; (e) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (f) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive, and binding on all Participants and any other persons.
3.2    Delegation of Duties. The Committee may delegate its authority to the management of the Company to grant Awards to eligible Employees who are not subject to Section 16 of the Act. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate: (a) any duties that it is required to discharge to comply with any applicable law; and (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act.
ARTICLE IV
ELIGIBILITY
4.1    Eligibility. The Committee may designate any Employee or Director as a Participant for purposes of receiving an Award under the Plan. Notwithstanding the foregoing: (a) any Nonqualified Stock Option or Award subject to Section 409A of the Code may be granted to Employees or Directors of Affiliates only to the extent consistent with Section 409A of the Code; and (b) only Employees of the Company or a Subsidiary may be granted an Incentive Stock Option.
4.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those individuals to whom Awards will be granted and will determine the nature and amount of each Award. No individual will have any right to be granted an Award pursuant to this Plan.

ARTICLE V
OPTIONS
5.1    Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.
5.2    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable, and such other terms and conditions as the Committee shall determine and which are consistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
5.3    Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and set forth in the related Award Agreement; provided, however, that in no event shall the exercise price of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.
5.4    Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its Grant Date.
5.5    Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of (a) performance goals based on one or more Performance Criteria, and (b) time-based vesting requirements. Notwithstanding the foregoing, subject to Section 2.3 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability, and/or Retirement, no Option shall vest, in full or in part, prior to the one (1) year anniversary of its Grant Date.
5.6    Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee that sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option shall be paid in cash or its equivalent or in such other form, if and to the extent permitted by the Committee, in its sole discretion, including: (a) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (b) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); or (c) by a combination of cash (or its equivalent) and the methods described in clauses (a) and/or (b). Subject to the terms of the Plan, as soon as practicable after receipt of the notification of exercise and full payment of the exercise price on an Option, the Company shall cause the appropriate number of Shares to be issued to the Participant.
5.7    Dividends. Notwithstanding anything in the Plan to the contrary, in no event will dividends or dividend equivalents be payable or credited in respect of Options.
5.8    Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:
(a)    The terms and conditions of Incentive Stock Options shall be subject to, and comply with, the requirements of Section 422 of the Code.
(b)    The aggregate Fair Market Value of the Shares (determined as of the Grant Date) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.
(c)    No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless: (i) the exercise price of such Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date of the Incentive Stock Option, and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the Grant Date of the Incentive Stock Option.
ARTICLE VI
STOCK APPRECIATION RIGHTS
6.1    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.
6.2    Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable, and such other terms and conditions as the Committee shall determine and which are consistent with the terms and conditions of the Plan.
6.3    Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and set forth in the related Award Agreement; provided, however, that in no event shall the exercise price of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.
6.4    Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Grant Date.
6.5    Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of: (a) performance goals based on one or more Performance Criteria; and (b) time-based vesting requirements. Notwithstanding the foregoing, subject to Section 2.3 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability, and/or Retirement, no Stock Appreciation Right shall vest, in full or in part, prior to the one (1) year anniversary of its Grant Date.
6.6    Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee that sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to: (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash, or a combination thereof, as specified by the Committee in the related Award Agreement.
6.7    Dividends. Notwithstanding anything in the Plan to the contrary, in no event will dividends or dividend equivalents be credited or payable in respect of Stock Appreciation Rights.

ARTICLE VII
RESTRICTED STOCK
7.1    Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.
7.2    Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse, and such other terms and conditions as the Committee shall determine and which are consistent with the terms and conditions of the Plan.
7.3    Terms, Conditions and Restrictions.
(a)    The Committee shall impose such other terms, conditions, and/or restrictions on any Shares of Restricted Stock as it may deem advisable, which may include a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one or more Performance Criteria), time-based restrictions, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. Notwithstanding the foregoing, subject to Section 2.3 and Article XII of the Plan or as described in the related Award Agreement in connection with a Participant’s death, termination due to Disability, and/or Retirement, no Restricted Stock Award shall vest, in full or in part, prior to the one (1) year anniversary of its Grant Date.
(b)    To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions, and/or restrictions applicable to such Shares have been satisfied or lapse.
(c)    Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.
7.4    Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:
(a)    Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.
(b)    Unless otherwise provided in the related Award Agreement: (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock; and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that notwithstanding the foregoing, any such dividends or other distributions paid in Shares shall be subject to the same terms, conditions and restrictions (including risk of forfeiture (if applicable)) as the Restricted Stock with respect to which they are paid.
ARTICLE VIII
OTHER STOCK-BASED AWARDS
8.1    Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including: (a) unrestricted Shares; or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash. Notwithstanding the foregoing, subject to Section 2.3 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability, and/or Retirement, no Other Stock-Based Award shall vest, in full or in part, prior to the one (1) year anniversary of its Grant Date.
8.2    Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the number of Other Stock-Based Awards, terms and conditions upon which the Other Stock-Based Award shall become vested, the form of settlement, and such other terms and conditions as the Committee shall determine and which are consistent with the terms and conditions of the Plan.
8.3    Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash, or a combination thereof, as specified by the Committee in the related Award Agreement.
8.4    Dividend Equivalents. Awards of Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that notwithstanding the foregoing, payment of any such dividend equivalents will be subject to the same terms, conditions, and restrictions (including risk of forfeiture (if applicable)) as the Other Stock-Based Award with respect to which they are paid and, in no event, will any such dividend equivalents be paid unless and until the Other Stock-Based Award to which they relate has vested.
ARTICLE IX
CASH-BASED AWARDS
Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each such Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time of settlement, and the other terms and conditions, as applicable, of such Award which may include performance objectives and that the Cash-Based Award is a Performance-Based Award under Article X.
ARTICLE X
PERFORMANCE-BASED AWARDS
10.1    In General. Any Award may be granted as a Performance-Based Award. As determined by the Committee in its sole discretion, the grant, vesting, exercisability, and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one or more Performance Criteria during a performance period established by the Committee.
10.2    Performance Criteria.
(a)    The Performance Criteria for Performance-Based Awards shall be established by the Committee in its sole discretion.
(b)    The Performance Criteria may relate to the individual Participant, the Company, one or more of its Affiliates, one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.
(c)    The Committee may, in its sole discretion, provide amounts relating to, or arising from, extraordinary items, unusual or non-recurring events, and/or changes in applicable tax laws or accounting principles be included or excluded from the Performance Criteria.
10.3    Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish: (a) the applicable performance goals and performance period; and (b) the formula for computing the Performance-Based Award.

10.4    Determination of Performance. With respect to Performance-Based Awards, the Committee shall determine, in its sole discretion, whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award.
10.5    Increases Prohibited. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, none of the Committee, the Board, the Company, or any Affiliate may increase the amount of compensation payable under a Performance-Based Award. The Committee may adjust downward, but not upward, the amount payable pursuant to such an Award, and the Committee may not waive the achievement of the applicable performance goal, except in the case of a Change in Control, or the death, Disability, and/or Retirement of the Participant.
10.6    Dividends and Dividend Equivalents. Performance-Based Awards may provide the Participant with dividends or dividend equivalents, as determined by the Committee, in its sole discretion, and set forth in the related Award Agreement; provided, however, that notwithstanding the foregoing, payment of any such dividends or dividend equivalents will be subject to the same terms, conditions, and restrictions, as are applicable to such underlying Awards, as specified in either Section 5.7, 6.7, 7.4(b), or 8.4 of the Plan.
ARTICLE XI
TERMINATION OF EMPLOYMENT OR SERVICE
11.1    Effect of Termination of Employment or Service. With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Participants or Awards granted under the Plan, and may reflect distinctions based on the reasons for termination. Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, and/or Retirement of the Participant.
11.2    Default Provisions. If the Award Agreement does not specify the effect of a Participant’s termination of employment or services with the Company and/or any of its Affiliates on the vesting, exercisability and/or settlement of Awards, the following provisions shall apply:
(a)    Death, Disability or Retirement. In the event of a Participant’s death, Disability, and/or Retirement: (i) all exercisable Awards may be exercised for the remainder of the term of such Award (provided, however, that any Incentive Stock Option that is not exercised within twelve (12) months following the Participant’s death or Disability or within three (3) months following the Participant’s Retirement will be treated as a Nonqualified Stock Option); (ii) a pro rata portion of all unvested Awards shall vest, as determined by the Committee in its sole discretion, based on the amount of time elapsed during the vesting period prior to the date of death, Disability, and/or Retirement, or the attainment of the Performance Criteria, over the portion of the performance period elapsed as of the date of death, Disability, and/or Retirement; and (iii) all unvested Awards that do not vest pursuant to this Section 11.2(a) shall terminate and be forfeited as of the date of death, Disability, and/or Retirement.
(b)    Termination for Cause. If a Participant is terminated for Cause, all Awards that have not been exercised, surrendered, settled, or paid (in each case, whether or not vested and/or exercisable) shall terminate and be forfeited as of the date of termination.
(c)    Other Termination. If a Participant terminates for any reason other than as specified in Sections 11.2(a) and (b): (i) all exercisable Awards may be exercised for the remainder of the term of such Award; provided, however, that any Incentive Stock Option that is not exercised within three (3) months following the Participant’s termination will be treated as a Nonqualified Stock Option; and (ii) all unvested Awards shall terminate and be forfeited as of the date of termination.
ARTICLE XII
CHANGE IN CONTROL
12.1    In General. Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, all outstanding Awards shall become immediately vested and exercisable and the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any such Awards, including, without limitation: (a) by providing for a cash payment in exchange for the cancellation of an Award; or (b) the issuance of substitute Awards that substantially preserve the value, rights, and benefits of any affected Awards. With respect to Awards subject to performance-based conditions (including Performance-Based Awards), such Awards shall become vested and exercisable and be payable based on the greater of (i) actual performance during the applicable performance period through the date of such Change in Control and (ii) target performance. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.
12.2    Effect of Section 280G of the Code. Unless specified otherwise in the related Award Agreement or in another written agreement between the Participant and the Company or any Affiliate, if the Company concludes that any payment or benefit due to a Participant under the Plan, when combined with any other payment or benefit due to the Participant from the Company or any of its Affiliates (collectively, the “Payor”), would be considered a “parachute payment” within the meaning of Section 280G of the Code, the Payor will reduce the payments and benefits due to the Participant under the Plan to $1.00 less than the amount that would otherwise be considered a “parachute payment” within the meaning of Section 280G of the Code. Any reduction pursuant to this Section 12.2 of the Plan shall be made in accordance with Section 409A of the Code and the Treasury Regulations promulgated thereunder.
ARTICLE XIII
AMENDMENT OR TERMINATION OF THE PLAN
13.1    In General. Except as otherwise provided in the Plan, the Board or the Committee may amend or terminate the Plan or any Award Agreement at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s shareholders to the extent that: (a) the amendment materially increases the benefits accruing to Participants under the Plan; (b) the amendment increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.4 of the Plan); (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan; or (d) such approval is required by any applicable law, regulation, or stock exchange rule.
13.2    Awards Previously Granted. No amendment or termination of the Plan or an Award Agreement shall adversely affect in any material way any outstanding Award previously granted under the Plan, without the written consent of the Participant holding such Award, provided that, no such consent shall be required with respect to any amendment or termination that the Board or the Committee determines, in its sole discretion, is necessary or advisable in order for the Company, the Plan, or an Award to satisfy or conform to any applicable law or regulation or to meet the requirements of any applicable accounting standard.

13.3    Repricing. Except for adjustments made pursuant to Section 2.4 of the Plan, in no event may the Board or the Committee, without approval of the Company’s shareholders: (a) amend the terms of an outstanding Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right; (b) cancel an outstanding Option or Stock Appreciation Right in exchange for a new Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right; or (c) at any time when the exercise price of an outstanding Option or Stock Appreciation Right is greater than the Fair Market Value of a Share, cancel such Option or Stock Appreciation Right in exchange for cash or other Awards.

ARTICLE XIV
TRANSFERABILITY
14.1    Non-Transferability. Except as described in Section 14.2 of the Plan, an Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative.
14.2    Beneficiary. Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.
ARTICLE XV
MISCELLANEOUS
15.1    No Right to Continued Service or to Awards. Neither the Plan nor the granting of an Award under the Plan shall impose any obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Participant at any time. In addition, no Participant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.
15.2    Tax Withholding.
(a)    The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold, or collect any amount required by applicable law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award, (iii) collected directly from the Participant, or (iv) withheld using any combination of the methods described in clauses (i), (ii), or (iii).
(b)    Unless a Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the amount withheld from other amounts due to the Participant and/or or collected directly from the Participant, in each case, as described in Section 15.2(a), the Participant shall be deemed to have elected to have the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding. Any election under this Section 15.2(b) shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.
15.3    Election Under Section 83(b) of the Code. In any case in which a Participant is permitted to make an election under Section 83(b) of the Code in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Treasury Regulations issued under Section 83(b) of the Code or other applicable provision.
15.4    Requirements of Law. The Plan, the grant and exercise of Awards hereunder, and the issuance of Shares under such Awards shall be subject to all applicable federal, state, and local laws, rules, and regulations (including all applicable federal and state securities laws) and to all required approvals of any governmental agencies or stock exchange, market, or quotation system on which the Shares are then listed or traded. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to: (a) receipt of any approvals from any governmental agencies or stock exchange, market, or quotation system on which the Shares are then listed or traded that the Committee deems necessary; and (b) completion of registration or other qualification of the Shares under any applicable federal, state, or local law or ruling of any governmental agency that the Committee deems necessary.
15.5    Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange, market, or quotation system upon which the Shares are then listed or traded, or any other applicable federal, state, or local law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 15.5 of the Plan.
15.6    Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, market, or quotation system on which the Shares are then listed or traded.
15.7    Compensation Recovery. To the extent that any applicable law, rule, regulation, or policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award under the Plan or any other incentive-based compensation maintained in the past or adopted in the future by the Company or any Affiliate, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such applicable law, rule, regulation, or policy.
15.8    Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.
15.9    No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.
15.10    Rights as a Shareholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.
15.11    Fractional Shares. No fractional Shares shall be issued under the Plan, and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.
15.12    Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including the estate of such Participant and the executor, administrator, or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
15.13    Compliance With Section 409A of the Code. Awards shall be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and each Award Agreement under the Plan that is intended to comply with the requirements of Section 409A of the Code shall be construed and interpreted in accordance with such intent. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to additional taxes under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction, or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and Award Agreement shall be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. The exercisability of an Option or a Stock Appreciation Right shall not be extended to the extent that such extension would subject the Participant to additional taxes under Section 409A of the Code. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if an Award is not exempt from the requirements of Section 409A of the Code, the Participant is a “specified employee” (within the meaning of Section 409A of the Code) and a payment under the Award is due as a result of such individual’s “separation from service” (as that term is defined for purposes of Section 409A of the Code using the default rules), then no payment shall be made under the Award due to such separation from service before the date that is six (6) months after the date on which the Participant incurs such separation from service, except as otherwise allowed by Section 409A of the Code.
15.14    Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE XVI
EFFECTIVE DATE AND TERM OF THE PLAN
The Effective Date of the Plan is [•], 2025. No Incentive Stock Options shall be granted under the Plan after [•], 2035 and no other Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date or, if earlier, the date the Plan is terminated. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates. After the Effective Date, no grants of awards shall be made under the Pre-existing Plan.